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                                                                     EXHIBIT 2.2


                              MERGER AGREEMENT


                                    AMONG


                                UNITIVE CORP.

                                     AND

                          UNITIVE ACQUISITION, INC.


                                     AND


                  SUPERIOR CONSULTANT HOLDINGS CORPORATION


                          ______________ __ , 1996


        This Agreement is entered into as of ______________ ___, 1996, by and among SUPERIOR CONSULTANT HOLDINGS CORPORATION, a Delaware corporation ("ACQUIROR"), UNITIVE ACQUISITION, INC. a Michigan corporation and a wholly-owned Subsidiary of the Acquiror ("TRANSITORY SUBSIDIARY"), and UNITIVE CORP., a Michigan corporation ("TARGET".) Acquiror, Transitory Subsidiary, Transitory Subsidiary, and Target are referred to collectively herein as the "PARTIES".

        This Agreement contemplates a transaction in which the Acquiror will acquire all of the outstanding capital stock of Target through a reverse subsidiary merger of Transitory Subsidiary with and into Target. The Shareholders of Target will receive capital stock of Acquiror in exchange for their capital stock in Target. It is intended that the merger qualify as a tax-free reorganization pursuant to Code Sections 368(a)(1)(A) and 368(a)(2)(E).

        Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

        1. Definitions.

        "ACQUIROR" has the meaning set forth in the preface above.

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        "CERTIFICATE OF MERGER" has the meaning set forth in Section 2(c) below.

        "CLOSING" has the meaning set forth in Section 2(b) below.

        "CLOSING DATE" has the meaning set forth in Section 2(b) below.

        "MICHIGAN BUSINESS CORPORATION ACT" means the Michigan Business Corporation Act, as amended.

        "MERGER" has the meaning set forth in Section 2(a)(i) below.

        "MERGER EFFECTIVE TIME" has the meaning set forth in Section 2(d)(i) below.

        "PARTY" has the meaning set forth in the preface above.

        "PERSON" means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

        "SUBSIDIARY" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

        "TARGET" has the meaning set forth in the preface above.

        "TARGET SHARE" means any share of the Common Stock, no par value per share, of Target.

        "TARGET SHAREHOLDER" means any Person who or which holds any Target Shares.

        "TRANSITORY SUBSIDIARY" has the meaning set forth in the preface above.

        2.      Basic Transaction.

                (a) The Merger. On and subject to the terms and conditions of this Agreement, Transitory Subsidiary will merge with and into Target ("MERGER") at the Merger Effective Time. Target shall be the corporation surviving the Merger.

                (b) The Closing. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Acquiror in Southfield, Michigan, commencing at 9:00 a.m. local time on the second business day subsequent to the execution of a definitive underwriting agreement with respect to an initial public offering of shares of the Acquiror (the "Underwriting


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        Agreement") or such other date as the Parties may mutually determine
        (the "CLOSING DATE").

                (c) Actions at the Closing. At the Closing, Target and Transitory Subsidiary will file with the Secretary of State of the State of Michigan a Certificate of Merger in the form attached hereto as Exhibit A.

                (d)     Effect of Merger.

                        (i) General.  The Merger shall become effective at the
                time Certificate of Merger is filed with the Secretary of State of the State of Michigan (the "MERGER EFFECTIVE TIME"). The Merger shall have the effect set forth in the Michigan Business Corporation Act. The surviving corporation of the Merger may, at any time after the Merger Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either Target or Transitory Subsidiary in order to carry out and effectuate the transactions contemplated by this Agreement.

                        (ii) Conversion of Shares.  At and as of the Merger
                Effective Time, each Target Share shall be converted into the right to receive 5.41417544 Acquiror Shares. After the Effective Time, no Target Share shall be deemed to be outstanding or to have any rights other than those set forth above in this Section 2(d)(ii) and in 2(d)(vii).

                        (iii) Conversion of Capital Stock of the Transitory
                Subsidiary. At and as of the Merger Effective Time, each share of Common Stock, no par value, of Transitory Subsidiary shall be converted into one share of Common Stock, no par value per share, of the surviving corporation.

                        (iv) Articles of Incorporation. The Articles of
                Incorporation of Target Subsidiary in effect at and as of the Merger Effective Time will remain in effect as the Articles of Incorporation of the surviving corporation of Merger without any modification or amendment in Merger except that the name of the surviving corporation shall be changed to "Unitive Corporation."

                        (v) Bylaws. The Bylaws of Target in effect at and as of
                the Merger Effective Time will remain the Bylaws of the surviving corporation of Merger without any modification or amendment in Merger.

                        (vi) Directors and Officers. The directors and officers
                of Target in office at and as of the Merger Effective Time will remain the directors and officers of the surviving corporation of Merger (retaining their respective positions and terms of office).


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                        (vii) Exchange of Certificates.  At the Closing, each
                Target Shareholder shall surrender to Acquiror for exchange a certificate or certificates, duly endorsed in blank or accompanied by duly executed stock powers, representing all of the Target Shares held by the Target Shareholder. In exchange therefor, Acquiror shall issue to the Target Shareholder a certificate or certificates representing the shares of Acquiror Shares to be issued pursuant to Section 2(d)(ii). Surrendered certificates shall forthwith be canceled. Acquiror shall not be obligated to deliver the Acquiror Shares to which the Target Shareholder is entitled as a result of Merger until such holder surrenders his certificate or certificates representing shares of Target Shares for exchange as provided in this Section 2(d)(vii). Until so surrendered and exchanged, each such certificate shall represent solely the right to receive the certificate representing Acquiror Shares to be issued pursuant to Section 2(d)(ii) into which the shares it theretofore represented shall have been converted pursuant to Section 2(d)(ii), and Acquiror shall not be required to issue the Acquiror Shares to which the Target Shareholder otherwise would be entitled; provided that procedures allowing for payment against lost or destroyed certificates upon receipt of customary and appropriate certifications and indemnities shall be provided.

                        (viii) Rights of the Target Shareholders.  From and
                after the Merger Effective Time, the Target Shareholders shall have no rights with respect to his shares of Target Shares other than the right to surrender the certificate or certificates representing such shares for exchange pursuant to Section 2(d)(vii)

        3. Termination of Agreement. This Agreement shall terminate if the Underwriting Agreement is not executed on or before December 31, 1996.

        4.      Miscellaneous.

        (a) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; provided, however, that the provisions in Section 2 above concerning delivery of the merger consideration are intended for the benefit of Target's shareholders.

        (b) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

        (c) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and


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permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.

        (d) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

        (e) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

        (f) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF MICHIGAN WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF MICHIGAN OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF MICHIGAN.

        (g) Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time with the prior authorization of their respective boards of directors; provided, however, that any amendment effected subsequent to shareholder approval will be subject to the restrictions contained in the Michigan Business Corporation Act. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

        (h) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

        (i) Construction. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word "including" shall mean including without limitation.

        (j) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

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        IN WITNESS WHEREOF, the Parties hereto have executed this Merger
Agreement as of the date first above written.

SUPERIOR CONSULTANT HOLDINGS            UNITIVE ACQUISITION, INC., a
CORPORATION, a Delaware corporation     Michigan corporation


By:________________________________     By:________________________________
Its:_______________________________     Its:_______________________________

                                        UNITIVE CORP., a
                                        Michigan corporation


                                        By:________________________________
                                        Its:_______________________________















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